EXHIBIT 10.1

RESTRICTED STOCK UNIT AWARD NO. _____

AGL RESOURCES INC.

LONG-TERM INCENTIVE PLAN (1999)

RESTRICTED STOCK unit AGREEMENT

This Agreement between AGL Resources Inc. (the “Company”) and the Recipient sets forth the terms of the Restricted Stock Units awarded under the above-named Plan.

Name of Recipient:

Date of Award:    Number of Restricted Stock Units:

Performance Measurement Period:

Performance Measure: The performance measure for this Award relates to [insert specific performance measure goal applicable to individual recipient], one of the performance measures enumerated in Section 5.2 of the Plan.

At the end of the Performance Measurement Period, the Restricted Stock Units will be eligible for vesting, provided, that, the Company’s [insert applicable performance measure] meets or exceeds [insert applicable performance measure goal], as certified by the Compensation and Management Development Committee of the Board of Directors of the Company (the “Committee”). The last sentence of Section 8.5 of the Plan shall not apply to the award evidenced by this Agreement.

Vesting: At the end of the Performance Measurement Period and upon certification by the Committee (the “Certification Date”), the Restricted Stock Units shall be converted into an equal number of shares of Company common stock, and such shares of common stock shall be issued to the Recipient within a reasonable period of time pursuant to the terms of the Plan.

Upon issuance of the common stock, such shares shall become vested and nonforfeitable as follows:

•	[insert] shall vest as of each anniversary date of the Certification Date.

Upon a change in control of the Company, (i) the Restricted Stock Units shall be converted into an equal number of shares of Company common stock and become immediately 100% vested and nonforfeitable and (ii) any outstanding nonvested shares of Restricted Stock will become immediately 100% vested and nonforfeitable.

Shareholder rights: Upon issuance of the common stock, the Recipient will have immediate rights of ownership in the stock, including the right to vote the stock and receive dividends on the stock.

Forfeiture; termination of employment: Subject to the terms of the Plan and the terms set forth above, in the event that the Committee does not certify the attainment of the performance criteria set forth above, the Restricted Stock Units under this Agreement shall be forfeited immediately.

In addition, unless the Committee decides otherwise, all Restricted Stock Units and shares of Restricted Stock covered hereunder that remain subject to restriction upon the Recipient’s termination of employment for any reason (including death, disability or retirement under the terms of the Company’s Retirement Plan, or any other retirement plan approved by the Board, for that purpose) will be forfeited as of the date of such termination of employment.

Tax Withholding: At the time the shares of Restricted Stock vest, the Recipient must pay to the Company an amount necessary to cover minimum required income tax and other withholdings required by law. The Recipient may satisfy the withholding requirements by any one or a combination of the following methods:

(a) cash, or

(b) withholding shares of common stock that are otherwise vested under the Restricted Stock Unit Agreement.

Except as provided herein, this Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan. The Recipient has received a copy of the Plan’s prospectus, including a copy of the Plan. The Recipient agrees to the terms of this Restricted Stock Unit Agreement, which may be amended only upon a written agreement signed by the parties hereto.

This ___ day of ______ 20___

AGL RESOURCES INC.	RECIPIENT:
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